Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak

President and Chief Executive Officer

(770) 717-6096

NOVOSTE ANNOUNCES THIRD QUARTER 2003

FINANCIAL RESULTS

NORCROSS, GA., October 22, 2003 – Novoste Corporation (NASDAQ: NOVT) today reported its financial results for the quarter ended September 30, 2003.

The Company reported that GAAP (Generally Accepted Accounting Principles) net revenue for the third quarter 2003 was $13.5 million, compared to $14.7 million for the third quarter last year. Revenues for the quarter were negatively impacted by the introduction of drug-eluting stents (DES) by competitors and aggressive use by physicians as an alternative therapy for restenosis. GAAP net revenue was positively impacted by a reduction in the revenue reserve for catheter exchanges of $0.4 million for the current quarter and $0.3 million for the same quarter last year. Net revenue, as adjusted, for the third quarter 2003 was $13.1 million compared to $14.4 million for the third quarter of 2002. A reconciliation of GAAP to “as adjusted” results is included in the attached financial statements.

On a GAAP basis, net loss for the third quarter 2003 was $1.5 million, or $ 0.09 per diluted share, compared to a net loss of $3.3 million, or $0.20 per diluted share, in the third quarter 2002. Results for the current quarter were increased by revenue recognized from a reduction in the catheter exchange reserve established in prior periods, but this was offset by expenses associated with the reduction in force that occurred during the third quarter 2003. Net loss, as adjusted, for the third quarter 2003 was $1.3 million, or $0.08 per diluted share, and reflected the exclusion of these items. This third quarter loss compares to the adjusted loss of $3.5 million, or $ 0.22 per diluted share for the third quarter of 2002.

Gross margin in third quarter 2003 was 59%, compared to 54 % for the third quarter last year. Last year’s third quarter margin was negatively impacted by the Beta-Rail™ 3.5F delivery catheter voluntary recall and product exchanges.

Operating expenses were $9.6 million for the third quarter 2003, down from $11.3 million in the third quarter of 2002. Research and development (R&D) expenses were $3.2 million, down from $3.5 million in the third quarter 2002, reflecting decreased spending on engineering and clinical trials. Selling, general and administrative (SG&A) expenses were $6.4 million in the quarter, down from $7.8 million in the third quarter last year. The reduction in SG&A is a result of the recent force reduction and other measures taken by management to lower the Company’s cost structure.

The Company ended the quarter with net cash and short-term investments of $37.7 million compared to $35.7 million at June 30, 2003.

Al Novak, President and Chief Executive Officer, commented on the Company’s quarterly financial performance: “The third quarter has proven to be a challenging quarter given the introduction of DES. It was always clear that DES would be used aggressively and we expect that as physicians determine the best use of these devices, they will continue to use vascular brachytherapy (VBT) to treat those patients where in-stent restenosis occurs. As we have already reported, in anticipation of the impact of DES, we took steps to downsize the Company during the quarter and the costs of restructuring are included in our losses for the quarter.

This quarter, we have suspended the MOBILE Trial, the clinical trial that was geared to demonstrate the utility of VBT for use in restenosis within the peripheral arteries of the leg. The Company determined that the enrollment of patients in this trial was not sufficient to continue at this time. In contrast, Novoste has shifted its resources to focus on the BRAVO II Trial. We believe that this trial will show that VBT has a clinical impact in keeping arterio-venous (AV) grafts from occluding. The Bravo I trial has already demonstrated significance in the safety and feasibility in the treatment of these patients. We are on track for planned enrollment in BRAVO II and expect to complete enrollment in the early part of the first quarter 2004. We remain hopeful that the clinical effect will be at least as good as was demonstrated in the BRAVO I patients. In addition to the AV Graft Trial, Novoste is reviewing opportunities within and outside the Company. Our Company is in transition and we are proud of the progress we are making in turning the Company around.“

Non-GAAP Measures

Novoste uses non-GAAP measures, such as net income, as adjusted, fully diluted earnings per share, as adjusted, and net revenue, as adjusted. Novoste’s management believes that the presentation of these measures provides useful information to investors. Among other things, these measures may assist investors in evaluating the Company’s operations, period over period. The measures exclude such items as reserves for catheter exchanges, restructuring charges or other expenses that might be considered by some investors as extraordinary for the period. Management uses these measures internally for evaluation of the performance of the business, including allocation of resources and evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Quarterly Conference Call Webcast

The Company has scheduled a conference call for 10:00 A.M. Eastern time on Wednesday, October 22, 2003 to discuss its third quarter 2003 results. Interested parties may access the conference call by visiting the Investor Relations page of Novoste’s website at http://www.novoste.com. Listeners are advised to visit the website at least 15 minutes early to download and install any necessary audio software. An archived copy of the call will be available for a period of one week after the call on the Company’s website.

About Novoste Corporation

Novoste Corporation, based in Atlanta, GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The Company’s Beta-Cath™ System is commercially available in the United States, as well as in the European Union and several other countries. Novoste Corporation shares are traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit the Company’s website at www.novoste.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including continued market acceptance of the Beta-Cath™ System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2002 and its Form 10-Q for the quarter ended June 30, 2003. The Company does not undertake to update its forward-looking statements.

- FINANCIAL HIGHLIGHTS TO FOLLOW -

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NOVOSTE CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per-share data)	2003	2002	2003	2002
Net revenue	$13,531	$14,655	$51,845	$54,412
Cost of Sales	5,535	6,774	18,921	19,667
Impairment charge	—	—	—	6,900

Gross Margin	$7,996	$7,881	$32,924	$27,845

Operating expenses
Research and development	3,198	3,501	9,362	9,625
Sales and marketing	4,496	5,851	15,577	20,614
General and administrative	1,856	1,910	6,421	6,508

Total operating expenses	9,550	11,262	31,360	36,747

Income (loss) from operations	(1,554)	(3,381)	1,564	(8,902)
Other income	35	94	214	515

Pre-tax income (loss)	(1,519)	(3,287)	1,778	(8,387)
Income tax	—	—	8	50

Net income (loss)	$(1,519)	$(3,287)	$1,770	$(8,437)

Basic earnings (loss)per share	$(0.09)	$(0.20)	$0.11	$(0.52)

Fully diluted earnings (loss) per share	$(0.09)	$(0.20)	$0.11	$(0.52)

Shares used in computing basic net income per share	16,343	16,286	16,311	16,293

Shares used in computing fully diluted net income per share	16,343	16,286	16,743	16,293

SUPPLEMENTARY REVENUE DATA AND

RECONCILIATION OF GAAP AMOUNTS TO ADJUSTED AMOUNTS:

(unaudited)

(in thousands, except per-share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
GAAP Net revenue
Catheters & accessories
Domestic	$12,176	$13,208	$47,495	$47,038
International	$1,084	$339	$3,397	$3,250

	$13,260	$13,547	$50,892	$50,288
Lease revenue:
Domestic	176	740	687	3,820
International	95	368	266	304

	271	1,108	953	4,124
Total GAAP Net revenue:
Domestic	12,352	13,948	48,182	50,858
International	1,179	707	3,663	3,554

	$13,531	$14,655	$51,845	$54,412
Adjustment items:
Catheter exchange reserve (net)	(400)	(250)	(2,213)	750

Net revenue, as adjusted	$13,131	$14,405	$49,632	$55,162

GAAP Net income/(loss)	$(1,519)	$(3,287)	$1,770	$(8,437)

Adjustment items:
Restructuring and impairment charge on assets	565	—	761	6,900
Reserve for catheter exchanges (net)	(360)	(225)	(2,013)	675

Net income/(loss), as adjusted	$(1,314)	$(3,512)	$518	$(862)

GAAP fully diluted earnings (loss) per share	$(0.09)	$(0.20)	$0.11	$(0.52)

Restructuring and impairment charge on assets	0.03	—	0.05	0.42
Reserve for catheter exchanges	(0.02)	(0.01)	(0.12)	0.04

Fully diluted earnings/(loss) per share, as adjusted	$(0.08)	$(0.22)	$0.04	$(0.06)

NOVOSTE CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
(in thousands, except per-share data)	2003	2002
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$37,664	$33,575
Other current assets	10,006	11,671

Total current assets	47,670	45,246
Property and equipment, net	7,835	9,542
Radiation and transfer devices, net	7,088	11,353
Other assets	609	1,378

Total assets	$63,202	$67,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$7,710	$14,750
Long term liabilities	—	5
Stockholders’ equity	55,492	52,764

Total liabilities and stockholders’ equity	$63,202	$67,519

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